UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. __)

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Rocky Mountain Chocolate Factory, Inc.

(Name of Registrant as Specified In Its Charter)

AB VALUE PARTNERS, LP

AB VALUE MANAGEMENT LLC

BRADLEY RADOFF

ANDREW T. BERGER
RHONDA J. PARISH
MARK RIEGEL
SANDRA ELIZABETH TAYLOR
MARY KENNEDY THOMPSON

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AB Value Partners, LP, AB Value Management LLC (together with AB Value Partners, LP, “AB Value”), Bradley Radoff, Andrew T. Berger, Rhonda J. Parish, Mark Riegel, Sandra Elizabeth Taylor and Mary Kennedy Thompson intend to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of their slate of highly-qualified director nominees at the 2021 annual meeting of shareholders (including any other meeting of shareholders held in lieu thereof, and adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”) of Rocky Mountain Chocolate Factory, Inc., a Delaware corporation (the “Company”), and for the approval of a business proposal to be presented at the Annual Meeting.

On August 17, 2021, AB Value issued the following press release:

AB Value and Bradley Radoff Combine Efforts to Form the Largest

Shareholder Group at Rocky Mountain Chocolate Factory and

Implement Urgent and Necessary Change at the Company

WESTFIELD, N.J.--(BUSINESS WIRE)--AB Value Management LLC, together with its affiliates (“AB Value”), and the other participants in this solicitation representing approximately 12.53% of the outstanding shares of Rocky Mountain Chocolate Factory, Inc. (NASDAQ: RMCF) (the “Company”), today announced that it has agreed with Bradley Radoff (“Mr. Radoff” and together with AB Value, the “Concerned Shareholders of Rocky Mountain”) to combine their efforts to implement change at the Company. The Concerned Shareholders of Rocky Mountain support AB Value’s previously announced slate of highly-qualified director candidates for election to the Company’s Board of Directors (the “Board”) consisting of Andrew T. Berger, Rhonda J. Parish, Mark Riegel, Sandra Elizabeth Taylor and Mary Kennedy Thompson.

“We are pleased to announce the formation of the Concerned Shareholders of Rocky Mountain and are determined to continue championing shareholder interests at the Company,” said Andrew T. Berger, Managing Member of AB Value. “It is clear to us that all of the Company’s recently announced changes have been purely reactionary and only further demonstrate that many of the incumbent directors will go to great lengths to avoid making difficult shareholder-friendly decisions. This only strengthens our resolve to continue our campaign to maximize value for all shareholders of the Company.”

The decision to join forces to gain representation on the Board comes on the heels of the Company’s failure to keep its promise to refresh the Board with “world class directors” and seeming incapability of demonstrating world class transparency.1 The Concerned Shareholders of Rocky Mountain believe that its highly-qualified director candidates, if elected, will not only re-position the Company for success, but add a needed injection of integrity to the boardroom.

The Concerned Shareholders of Rocky Mountain’s director candidates for election to the Board are:

•	Andrew T. Berger. Mr. Berger currently serves on the Board of Directors of Rocky Mountain Chocolate Factory, Inc. He has two decades of experience in investment analysis, investment management, and business consulting. From March 1998 through January 2002, Mr. Berger served as Equity Analyst for Value Line, Inc. Since February 2002, Mr. Berger has served as President of Walker’s Manual, Inc., an investment publisher that he transformed into a business consulting company whose clients have included public and private companies. Since 2011, Mr. Berger has been the Managing Member of AB Value Management LLC, which serves as the General Partner of AB Value, an investment partnership which focuses on long-term investments in undervalued equities. Mr. Berger has been a director of Image Sensing Systems, and its successor Autoscope Technologies Corporation, a Nasdaq listed holding company that engages in the development and marketing of video and radar image processing products for use in traffic applications, since October 2015. Mr. Berger was appointed Executive Chairman of the Board of Directors of Image Sensing Systems in June 2016, and its Chairman, CEO and President in 2021. Mr. Berger previously was the Chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee and Compensation Committee of Image Sensing Systems. Since May 2017, Mr. Berger has been Chief Executive Officer of Cosi, Inc., a fast-casual restaurant chain that operates over 25 domestic and international company-owned and franchised units. In 2020, Cosi, Inc. filed for Chapter 11 protection under the federal bankruptcy laws, but it has since withdrawn its filing. Mr. Berger has served as a member of the Board since his election by the Company’s shareholders at the Company’s 2019 annual meeting of shareholders. Pursuant to the Cooperation Agreement, the Company nominated Mr. Berger for election as a director at the 2019 and 2020 annual meetings of the Company’s shareholders. He earned a B.S. in Business Administration with a concentration in finance from Monmouth University. The Concerned Shareholders of Rocky Mountain believe that Mr. Berger’s investment management experience and experience within the food and franchising industry qualify him to serve as a director of the Company.

•	Rhonda J. Parish. Ms. Parish is a restaurant executive with over thirty years of experience in the retail and restaurant industries. Most recently, she was Chief Legal Officer and Secretary at Ruby Tuesday, Inc., owner, operator and franchisor of casual dining restaurants, from March 2015 to February 2018, with leadership responsibilities for the legal, risk management, quality assurance and corporate secretary functions. Along with the Chairman of the Board of Directors she led Ruby Tuesday through its exploration of strategic alternatives, which resulted in the sale of the company from public to private ownership. Previously, she held executive positions with Einstein Noah Restaurant Group, a bagel shop operator, in Lakewood, CO from 2010 to January 2015, Denny’s Corporation (and its predecessor companies), franchisor and operator of franchised full-service restaurant chains, in Spartanburg, SC from 1995 to June 2008 and Walmart Stores, Inc., a retail corporation, in Bentonville, AR from September 1983 to 1994. Prior board service has included membership on the United States Chamber of Commerce Board of Directors and the board of directors of both the Charles Lea Center and the Charles Lea Center Foundation in Spartanburg, SC. Ms. Parish also served on the Board of Directors of the Center for Legal Inclusiveness (“CLI”), a 501(c)(3) dedicated to advancing diversity in the legal profession by actively educating and supporting private and public sector legal organizations in their own individual campaigns to create cultures of inclusion, and was on the CLI Advisory Council. The Concerned Shareholders of Rocky Mountain believe Ms. Parish’s years of experience in the retail and restaurant industries qualify her to serve as a director of the Company.

•	Mark Riegel. Mr. Riegel is a veteran of the confection industry. Since 2021, Mr. Riegel has served as the President and CEO of FroDo Baking Company, LLC. FroDo Baking Company is a national manufacturer and distributor of frozen dough products, as well as other baked goods, to leading retailers. Prior to his role as President and CEO of FroDo Baking Company, LLC, Mr. Riegel served as Vice President of Marketing for Russell Stover Chocolates, a supplier of candy and chocolate, from 2017-2020, where he had commercial accountability related to all marketing efforts for an over $500 million organization. In addition, he was selected to attend the Lindt & Sprungli Senior Leadership Program. From January 2014-November 2017, Mr. Riegel served at various roles Ferrara Candy Company, a sweet snacking company, to include Vice President of Iconic Brands. From 2007-2014, Mr. Riegel served in various management positions with Kraft Foods Group. Mr. Riegel served as an Army Officer from 2002-2007. He earned his BS in Engineering at the United States Military Academy and completed an MBA at the Kellogg School of Management. The Concerned Shareholders of Rocky Mountain believe Mr. Riegel’s extensive business experience, especially with confection companies, qualifies him to serve as a director of the Company.

•

Sandra Elizabeth Taylor. Ms. Taylor is a pioneer in corporate social responsibility and has served as the President and Chief Executive Officer of Sustainable Business International LLC, an independent consultancy she founded which specializes in environmental sustainability and social responsibility for global businesses, since 2008. Previously, Ms. Taylor served as Senior Vice President of Corporate Social Responsibility for Starbucks Corporation (NASDAQ: SBUX), the international coffee company and coffeehouse chain, from 2003 to 2008. From 1996 until 2003, Ms. Taylor served as Vice President and Director of Public Affairs for Eastman Kodak Company (NYSE: KODK), a technology company that produces imaging products with its historic basis on photography. She has also held senior leadership positions with a number of other organizations, including as Vice President of Public Affairs for ICI Americas, Inc., a manufacturer and distributor of chemical products, from 1987 to 1996, and as Executive Director of the European American Chamber of Commerce in the United States, from 1991 to 1992; and as Foreign Service Officer – International Economist, US Department of State. Ms. Taylor’s public company directorship experience includes service on the Board of Directors of Capella Education Company (NASDAQ: CPLA), an education services company, from 2006 to 2011, where she served on the Governance Committee and the Compensation Committee; and D.E. Master Blenders 1753 N.V. (SWX: DEMB), a European coffee and tea company, from 2012 until its sale to Joh. A. Benckiser GmbH in 2013. In addition, Ms. Taylor currently sits on the board of several non-profit organizations, including the Center for International Private Enterprise, since 1998; the Chesapeake Bay Foundation, since 2015; and Island Press since 2017. Ms. Taylor previously served on the board of the Mead Center – Arena Stage 2012-2017; Landesa Rural Development Institute, 2012 – 2018; the Seattle Public Library Foundation, from 2004 to 2008; the Public Affairs Council, from 1997 to 2003; the National Center for Asia-Pacific Economic Cooperation, from 2005 to 2009; the US Chamber of Commerce from 2001 to 2008; and the Women’s Leadership Board of the Kennedy School of Government at Harvard University, from 1998 to 2009. Ms. Taylor earned a Juris Doctor degree from Boston University School of Law, a Bachelor of Arts in French from Colorado Women’s College and a Masters in Business Administration from the Bordeaux School of Management—Wine MBA Program. The Concerned Shareholders of Rocky Mountain believe Ms. Taylor’s prior experience as a director of numerous public companies and business expertise qualify her to serve as a director of the Company.

•	Mary Kennedy Thompson. Ms. Thompson currently serves on the Board of Directors of Rocky Mountain Chocolate Factory, Inc. She is a veteran of the franchising industry. Ms. Thompson has served as a member of the Board since the conclusion of the 2019 annual meeting of the Company’s shareholders, and was nominated by the Company for election as a director at the Company’s 2019 and 2020 annual meetings of shareholders pursuant to the Cooperation Agreement. Since 2015, Ms. Thompson has served as the Chief Operating Officer of Neighborly Brands (“Neighborly”), a service provider focused on repairing, maintaining and enhancing customers’ homes and businesses, where she oversees the ongoing business operations within the company. Neighborly is the holding company for 26 service-based franchise organizations focused on repairing, maintaining, and enhancing homes and business properties. Neighborly provides a diverse array of specialty services through more than 4,800 franchised locations in ten countries with system-wide revenue of $2.4 billion in 2018. Prior to her appointment as Neighborly’s Chief Operating Officer, Ms. Thompson served as the President of Mr. Rooter Plumbing Corporation, a franchisor focused on independently owned and operated plumbing franchisees, from October 2006 to July 2015. From December 1994 to October 2006, Ms. Thompson served as the President of and held other various leadership positions (including being a multi-unit franchisee) with Cookies by Design, a franchise concept specializing in customized cookie gifts produced at mall-based retail locations. Ms. Thompson served as an Officer in the United States Marine Corps from December 1985 to April 1993. She earned her B.A. in English from the University of Texas at Austin and completed the mini MBA Program in franchise management at the University of St. Thomas College of Business. The Concerned Shareholders of Rocky Mountain believe Ms. Thompson’s extensive business experience, especially with franchised companies, qualifies her to serve as a director of the Company.

A certified franchise executive by the International Franchise Association (“IFA”), Ms. Thompson has received the Bonny Levine Award for leadership by the IFA and was the U.S. Business Review Editor’s Choice for top Executives of the Year.

Important Additional Information

AB Value Partners, LP and AB Value Management LLC, Andrew T. Berger, Bradley Radoff, Rhonda J. Parish, Mark Riegel, Sandra Elizabeth Taylor and Mary Kennedy Thompson intend to file a preliminary proxy statement and an accompany form of proxy card with the SEC to solicit proxies from shareholders of the Company for use at the Annual Meeting. THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Such proxy materials will be available at no charge on the SEC’s website at http://www.sec.gov. In addition, the Participants in this proxy solicitation will provide copies of the proxy statement without charge, upon request. Requests for copies should be directed to the Participants’ proxy solicitor.

Certain Information Regarding the Participants

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the Participants in the proxy solicitation are: AB Value Partners, LP, AB Value Management LLC, Andrew T. Berger, Bradley Radoff, Rhonda J. Parish, Mark Riegel, Sandra Elizabeth Taylor and Mary Kennedy Thompson (collectively, the “Participants”). As of the date hereof, AB Value Partners, LP directly owns 224,855 shares of common stock, $0.01 par value per share of the Company (“Common Stock”). As of the date hereof, AB Value Management LLC directly owns 235,334 shares of Common Stock. As of the date hereof, Mr. Radoff directly owns 305,000 shares of Common Stock. As of the date hereof, Ms. Thompson directly owns 2,000 shares of Common Stock. As of the date hereof, none of Mr. Berger, Ms. Parish, Mr. Riegel, or Ms. Taylor directly own any shares of Common Stock. However, by virtue of the relationship among the Participants and the formation by them of a Section 13(d) group, all the Participants, individually, are deemed to beneficially own the 460,189 shares of Common Stock owned in the aggregate by AB Value Partners, LP and AB Value Management LLC.

1 See AB Value’s press release dated August 2, 2021.

Contacts

John Glenn Grau
InvestorCom LLC
(203) 295-7841